A special meeting of the shareholders of the Fund was held on
March 17, 2016. The matters voted on by shareholders of the Fund and the results of the votes at the shareholders meeting were as follows:

To elect two (2) Directors to the Board of Trustees of the Fund.

    Shares Voted percent of Shares Voted
    percent of Outstanding Shares
          on the Record Date

Nathan Gantcher - For
  21,713,127
87.0%
    79.1%

Nathan Gantcher - Abstain
 3,230,580
1  3.0%
11.8%

Eugene Bebout III - For
  24,681,979
99.0%
    89.9%

Eugene Bebout III - Abstain
 261,728
1.0%
1.0%

Eric LeGoff - For
24,784,551
99.4%
90.3%

Eric LeGoff - Abstain
  159,156
 0.6%
0.6%

Stephen J. Balog - For
24,786,083
99.4%
90.3%

Stephen J. Balog - Abstain
157,624
0.6%
0.6%

Julie A. Keenan - For
  24,771,146
99.3%
    90.2%

Julie A. Keenan - Abstain
172,562
0.7%
0.6%

Proposal Passed